U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     CHLOE HOLDINGS, INC.
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     (Last)                            (First)              (Middle)

     2029 CENTURY PARK EAST, SUITE 1900
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                                    (Street)

     LOS ANGELES                       CA                     90067
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     (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     SYNTHONICS TECHNOLOGIES, INC.       SNNT
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     DECEMBER 1999
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

          (DIANA MARANON - DIRECTOR)
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

================================================================================

                                                                                                 5.             6.

                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of

                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.01 PAR VALUE         6/18/99        P               36,000      A      $3,500   35,000         D

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

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                 2.                                                                                        Deriv-    of
                 Conver-                    5.                              7.                             ative     Deriv-   11.
                 sion                       Number of                       Title and Amount               Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying        8.        ities     Secur-   of
                 Exer-                      Securities    Date              Securities           Price     Bene-     ity:     In-
                 cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)     of        ficially  Direct   direct
                 Price    Trans-   4.       or Disposed   Expiration Date   ----------------     Deriv-    Owned     (D) or   Bene-
1.               of       action   Trans-   of (D)        (Month/Day/Year)            Amount     ative     at End    In-      ficial
Title of         Deriv-   Date     action   (Instr. 3,    -----------------           or         Secur-    of        direct   Owner-
Derivative       ative    (Month/  Code     4 and 5)      Date      Expira-           Number     ity       Year      (I)      ship
Security         Secur-   Day/     (Instr.  ------------  Exer-     tion              of         (Instr.   (Instr.   (Instr.  (Instr
(Instr. 3)       ity      Year)    8)        (A)   (D)    cisable   Date    Title     Shares     5)        4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
WARRANT TO       $0.11   6/18/99   A        389,714       6/18/99   4/1/04  COMMON    389,714    389.71    389,714   D
PURCHASE                                                                    STOCK
SHARES OF                                                                   PAR VALUE
COMMON                                                                      $0.01 PER
STOCK                                                                       SHARE
$0.01 PAR        -------------------------------------------------------------------------------------------------------------------
VALUE OF         $0.11   12/27/99  A        2,277,635     12/27/99  4/1/04  COMMON    2,277,635  2,277.69  2,277,635 D
SYNTHONICS                                                                  STOCK
TECH-                                                                       PAR VALUE
NOLOGIES,                                                                   $0.01 PER
INC.                                                                        SHARE
====================================================================================================================================

Explanation of Responses:







The above is correct as of 12/31/99.

      /S/ DIANA MARANON                                     FEBRUARY 9, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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